INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL NAMES NANCY W. WEBSTER
PRESIDENT OF THOMASVILLE FURNITURE INDUSTRIES

TOM TILLEY TO BECOME PRESIDENT
OF HENREDON FURNITURE INDUSTRIES

St. Louis, Missouri, August 23, 2005 - W.G. (Mickey) Holliman, Chairman and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), today announced the appointment of Nancy W. Webster as President and Chief Executive Officer of Thomasville Furniture Industries, a subsidiary of Furniture Brands International.

Ms. Webster has served since 2003 as Vice President of Hardlines Product Design and Development for Target Corporation, which currently operates over 1,300 Target Stores in 47 states. At Target, she was responsible for brand development, sourcing strategies, and in-house product design and innovation in all home-related product categories. Prior to joining Target, Ms. Webster was Senior Vice President Creative Development for Spring Industries, and before that she held various creative management positions with Fieldcrest Cannon, Inc.

Mr. Holliman stated: “We are excited that Nancy Webster has agreed to join us as President of Thomasville. Nancy has a breadth of experience in the consumer products industry, with a strong background in brand development and product innovation, and a keen focus on today’s consumer. She will bring a wealth of new ideas to Thomasville as the company continues its focus on satisfying the consumer’s highest expectations in the home furnishings experience.”

Ms. Webster commented: “I am pleased to be joining Thomasville and I look forward to the great challenge of strengthening the TFI brand. Thomasville possesses a corporate legacy with tremendous potential and strong brand recognition that is well respected among consumers and retailers. I am also delighted and honored to become a member of the talented Furniture Brands management team.”

Mr. Holliman also announced that Tom Tilley, who has been serving as President and Chief Executive Officer of Thomasville since 2003, will serve as President of Henredon Furniture Industries, also a subsidiary of Furniture Brands. Steve McKee, who has served as President of Henredon since early 2004, has resigned to pursue other interests.

Mr. Holliman continued, “Tom Tilley is an outstanding manager with a strong background in product development in the premium end, and great respect among the leaders of the furniture industry. Henredon is the industry leader at the premium end, and the company will benefit greatly from Tom’s experience.”

In related moves, the Company also announced the following:

Steve Gane, who has served as President of HBF since 1997, will become Executive Vice-President and Chief Operating Officer of Thomasville.

Charles C. Bell, who has served as Vice President of Sales and Marketing of HBF since 1997, has been promoted to President of HBF.

Mr. Holliman concluded: “We maintain a keen focus on management development in our own companies, but we are also committed to bringing in management talent from other industries where appropriate. Bringing Nancy Webster into Thomasville and moving Tom Tilley to Henredon is part of our continuing focus on putting the right people in the right jobs to create an organizational structure that drives results.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.